Exhibit 99.5

UNILATERAL UNDERTAKING

September ___, 2016

To:

Jacada Ltd.
_____________
_____________
_____________

Dear Sirs,

Re:	Undertaking

Whereas	At the date hereof IGP Digital Interaction Limited Partnership, registered number 550268247 (the “Investor”) is entering into a Securities Purchase Agreement (the “Purchase Agreement”), with Jacada Ltd., an Israeli incorporated public company, company number 520044306 (the “Company”), whereby the Investor shall acquire newly issued ordinary shares, NIS 0.04 par value per share in the Company ("Ordinary Shares"); and

Whereas	the undersigned, _______________, Israeli ID number ________________ (the “Shareholder”), is as of the date hereof, an owner and/or holder, directly and indirectly, of __________ Ordinary Shares (the “Shareholder Shares”); and

Whereas	At the request of the Company, the Shareholder has agreed to give this unilateral, irrevocable undertaking (the “Undertaking”), to the Company.

Now therefore, the Shareholder hereby gives this Undertaking to the Company.

All capitalized terms otherwise not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

1.	Subject only to the conditions stated herein, effective from and after the Closing under the Purchase Agreement, the Shareholder unilaterally, irrevocably and absolutely undertakes not to hold any shares or securities in the Company other than the Shareholder Shares (the “Commitment”). Without derogating from the generality of the foregoing, as part of the Commitment the Shareholder undertakes not to acquire (whether by purchase, inheritance, gift or otherwise), directly or indirectly, any additional Ordinary Shares (including any securities exchangeable or convertible into Ordinary Shares) or securities in the Company. The Commitment shall terminate upon the earlier of: (i) one (1) year from the Closing Date (or if there is no Closing, for one (1) year and three months from the execution date of this Agreement); or (ii) such time as the Investor will hold such number of Ordinary Shares (including any Ordinary Shares purchased by the Investor prior to the Closing Date) representing at least 40% or more of the Company’s issued and outstanding share capital.

2.	The Shareholder acknowledges and confirms that the Investor is entering into the Purchase Agreement, in reliance upon this Undertaking and the Shareholder’s undertaking to perform his obligations hereunder.

3.	This Undertaking shall be governed by and construed under the laws of the State of Israel applicable to instruments made and to be performed entirely within the State of Israel and all disputes arising herefrom or in connection herewith shall be exclusively resolved by the courts located in Tel Aviv-Jaffa.

IN WITNESS WHEREOF, the undersigned has executed this Unilateral Undertaking as of the ___ day of September 2016.

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